UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Intrepid Potash, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTREPID POTASH, INC.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2024

This proxy statement supplement dated April 24, 2024 (the “Supplement”) supplements the definitive proxy statement and notice of annual meeting of stockholders dated April 4, 2024 (the “Proxy Statement”) filed by Intrepid Potash, Inc. (the “Company”) relating to the proxies being solicited by the Board of Directors of the Company (the “Board”) in connection with the Company’s 2024 Annual Meeting of Stockholders to be held on Thursday, May 16, 2024, at 10:00 a.m. Mountain Time in virtual-only format (the “Annual Meeting”).

This Supplement describes certain recent changes to the Company’s (i) management team and (ii) Board composition and leadership. This Supplement should be read in conjunction with the Proxy Statement and related proxy materials and replaces and supersedes any inconsistent information set forth in the Proxy Statement.

Changes in Management

Chief Financial Officer

As previously disclosed, on March 25, 2024, Matthew D. Preston, our Chief Financial Officer, informed the Company that he would be leaving his position to pursue another business opportunity, effective April 12, 2024. On April 10, 2024, Mr. Preston notified the Company of his decision to stay with the Company, continuing in his role as Chief Financial Officer of the Company, including as principal financial officer under SEC rules and regulations.

As part of his decision to stay with the Company, Mr. Preston will receive an increase in annual base salary to $390,000 and a grant of restricted stock valued at $300,000, which vests in three equal annual installments beginning on April 10, 2025, subject to continued service with the Company.

Appointment of Acting Principal Executive Officer

On April 16, 2024, the Board granted Robert P. Jornayvaz III, Executive Chairman of the Board and Chief Executive Officer of the Company, a temporary medical leave of absence.

In addition, on the same date, the Board appointed Mr. Preston as acting principal executive officer of the Company. Mr. Preston will continue to serve as the Company’s Chief Financial Officer while he concurrently serves as principal financial officer and acting principal executive officer for SEC reporting purposes. In addition to his compensation for his role as Chief Financial Officer, Mr. Preston will receive additional cash compensation of $50,000 per month for so long as he is serving as acting principal executive officer. Other than the changes to his compensation set forth in this Supplement, Mr. Preston’s compensation with the Company remains as previously disclosed.

Appointment of Chief Accounting Officer

On April 5, 2024, the Board promoted Cris Ingold to Chief Accounting Officer of the Company, effective April 12, 2024.

Mr. Ingold, age 59, has served as the Company’s Corporate Controller since November 2019. Previously, Mr. Ingold served in successively more senior accounting roles since joining the Company in 2011. Before joining the Company, Mr. Ingold worked in a variety of accounting roles at various public companies, and he also worked at Deloitte & Touche LLP serving both public and private audit clients in a wide variety of industries. Mr. Ingold is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Changes to the Board

In connection with the Board granting Mr. Jornayvaz a temporary medical leave of absence on April 16, 2024, the Board temporarily delegated all responsibilities of the Chairman of the Board to Barth Whitham, Lead Director.

In addition, on April 16, 2024, the Board, pursuant to the Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, approved an increase of the size of the Board from six directors to seven directors, and, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Hugh E. Harvey, Jr. to serve as a Class III director on the Board, with a term expiring at the 2026 Annual Meeting of Stockholders.

Mr. Harvey is the co-founder of the Company and served as a member of the Board from 2007 to 2022, including as Executive Vice Chairman of the Board from 2010 to March 2020 and as Vice Chairman of the Board from March 2020 to February 2022. From 2007 until his retirement from the Company in 2020, Mr. Harvey served in various management roles, including Chief Technology Officer, Chief Operating Officer, and Executive Vice President of Technology.

The Board also appointed Mr. Harvey to serve on each of the Board’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Strategy Committee, and Environmental, Health, Safety, and Sustainability Committee, each effective immediately. The Board considered the independence of Mr. Harvey under New York Stock Exchange (“NYSE”) listing standards and concluded that Mr. Harvey is an independent director under the applicable NYSE standards.

As compensation for his service on the Board, Mr. Harvey will receive the Company’s standard compensation for non-employee directors, including an annual equity award, as presently described under “Non-Employee Director Compensation Policy” in the Proxy Statement. There are no understandings or arrangements with any person pursuant to which Mr. Harvey was selected as a director, and Mr. Harvey is not party to any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Additional Information

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” included in the Proxy Statement are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.